Exhibit 20.2

LML PAYMENT SYSTEMS

LML REPORTS UNITED MERCHANT SERVICES RENEWS PARTNERSHIP WITH GLOBAL ETELECOM TO OFFER ELECTRONIC CHECK CONVERSION SOLUTIONS

VANCOUVER, BC and DESTIN, FL June 17, 2003 - LML Payment Systems Inc. (Nasdaq: LMLP) is pleased to announce licensee Global eTelecom will continue to provide United Merchant Services with a complete integrated electronic check solution program for their merchants. Integrating Global eTelecom's proprietary, customized technology with United Merchant Services existing solutions enables merchants to accept and process paper checks electronically, thus adding increased value and efficiencies. Terms of the deal were not disclosed.

About United Merchant Services (www.unitedmerchant.com)

Since 1994, United Merchant Services, Inc. has specialized in serving thousands of minority-owned businesses and retailers. United Merchant Services is a full bankcard service and support provider for merchants and sales offices nationwide, offering a comprehensive range of products, including United Merchant Services' own newly developed gift & loyalty program.

About Global eTelecom, Inc. (www.globaletelecom.com)

Global eTelecom provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom &Pop" stores to national retail chains. Global eTelecom's Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), ARC Lockbox Conversion, Electronic Recurring Debit, Electronic Represented Check Collection (RCK), Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. Global eTelecom's check services are proprietary and are licensed under U.S. Patents from LML Payment Systems Corp: 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines Investor Relations

President and CEO (800) 888-2260

(604) 689-4440